Exhibit 99

Filed by Sun Bancorp, Inc.
pursuant to Rule 425 of
the Securities Act
Commission File No. 000-14745

PRESS RELEASE — For Release:

April 24, 2003

CONTACT:

Sun Bancorp, Inc.	Sentry Trust Company
Robert J. McCormack	Charles E. Nelson
President & Chief Executive Officer	President & Chief Executive Officer
570-523-4301	717-264-5200 bmccormack@sunbankpa.com

Sun Bancorp, Inc. Reaches Agreement to Acquire
Sentry Trust Company

Lewisburg, PA — Sun Bancorp, Inc. (NASDAQ: SUBI), parent company of SunBank, today announced that it has reached a definitive agreement to acquire Sentry Trust Company, an independent trust company headquartered in Chambersburg, Pennsylvania.

Sentry Trust Company was established in 1997 as a non-depository financial institution and has approximately $400 million in assets under management.  The company provides wealth management, estate planning and settlement, employee benefit programs, trust services and brokerage services and has four offices in Franklin and Fulton counties.  In addition, Sentry Trust Company provides a number of local bank and credit union customers and members with trust and asset management services.

“Our partnership with Sentry Trust Company is a strategic fit with our customer relationship management philosophy.  As we continue to focus on serving as a trusted advisor to our clients and providing the expertise to meet their long and short term needs, the Sentry team clearly enhances our company’s ability in this regard,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank.

Sun intends to retain all Sentry Trust Company employees, and Sentry will remain in its current offices.  In addition, the company will continue to operate as Sentry Trust Company.  Sun will integrate its current wealth management and retail investment departments into Sentry, under the continuing leadership of Charles E. Nelson, president and chief executive officer of Sentry Trust Company.

“Our affiliation with Sun is positive for all involved.  We will have the resources of a larger organization in areas like finance, human resources, marketing and facilities, which will provide us with more time to do what we do best — meet the needs of our clients,” stated Mr. Nelson.  “We also recognize the importance of wealth management and trust services in Sun’s customer relationship-focused organization, and we are confident that we can be a contributor to Sun’s success.”

Under terms of the proposed merger, Sun will acquire Sentry in a transaction valued at approximately $16.8 million in stock and cash.  As proposed in the agreement,

shareholders of Sentry Trust Company will be entitled to receive cash, shares of Sun Bancorp, Inc. stock, or a combination thereof, subject to elections and allocation procedures, which are intended to ensure that at least 60% of the aggregate consideration for the transaction will be in the form of Sun common stock.  The transaction is expected to be tax free to the parties and to the shareholders of Sentry to the extent they receive Sun common stock.  Sentry representatives will receive a seat on the Sun Bancorp, Inc. board of directors and a seat on the SunBank board of directors.  Sun expects that the acquisition will be accretive the first year.  The directors of both companies have approved the transaction, which is expected to close in late August or early September 2003 pending regulatory approvals and the approval of Sentry Trust Company shareholders.

Sun was advised by Keefe, Bruyette & Woods, Inc. and the law firm of Drinker Biddle & Reath LLP.  Sentry was advised by Garland McPherson & Associates, Inc. and the law firm of Shumaker Williams, P.C.

Sun Bancorp, Inc., headquartered in north central Pennsylvania, is a $1 billion financial holding company with 23 offices and over 45 ATMs in Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties.  Sun Bancorp operates two bank trade names, SunBank and Guaranty Bank. Sun Bancorp also operates SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Leasing, Mid-Penn Insurance Associates, Inc. and is 30% owner in Sun Abstract & Settlement Services, LLC.  Sun has reached an agreement to acquire Steelton Bancorp, Inc. during the second quarter of 2003. Sun Bancorp, Inc. is traded on NASDAQ under the symbol “SUBI”. For more information, visit the company’s website at www.sunbankpa.com.

Subject to future developments, Sun Bancorp, Inc. intends to file with the SEC a registration statement to register the Sun Bancorp, Inc. shares to be issued in the proposed transaction. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  Investors and security holders may obtain a free copy of the registration statement,(when available) and other relevant documents at the SEC’s Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained by investors free of charge from Sun Bancorp, Inc. by directing such request to: Brian Knepp, Sun Bancorp, Inc., 155 North 15th Street, Lewisburg, PA 17837.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, the risk that proposed acquisitions may not be consummated and that the acquired companies may not be successfully integrated, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.